Exhibit 99.2

M/I Homes Announces Pricing of

Convertible Senior Subordinated Notes Due 2017 and 2.2 Million Common Shares

COLUMBUS, Ohio (September 5, 2012)—M/I Homes, Inc. (NYSE: MHO) today announced the pricing of its previously announced public offering of $50 million aggregate principal amount of convertible senior subordinated notes due 2017. The Company also granted to the underwriters an option to purchase up to an additional $7.5 million aggregate principal amount of notes to cover over-allotments, if any. J.P. Morgan and Citigroup are acting as joint book-running managers for the notes offering.

The notes will pay interest semi-annually in arrears at a rate of 3.25% per year and will mature on September 15, 2017, unless earlier purchased or converted. The Company may not redeem the notes prior to the maturity date. The notes are convertible into the Company’s common shares at an initial conversion rate of 42.0159 common shares per $1,000 principal amount of notes, which is equal to a conversion price of approximately $23.80 per share, subject to adjustment in certain circumstances. The notes will be fully and unconditionally guaranteed on a senior subordinated unsecured basis by those subsidiaries of the Company that, as of the date of issuance of the notes, are guarantors under the Company’s outstanding 8.625% Senior Notes due 2018.

The Company also announced today the pricing of the concurrent public offering by the Company of 2.2 million its common shares, at a public offering price of $17.63 per share. The Company granted to the underwriters an option to purchase up to an additional 330,000 common shares to cover over-allotments, if any. Citigroup and J.P. Morgan are acting as joint book-running managers for the offering of common shares.

The Company intends to use the net proceeds of the notes offering and the concurrent offering of common shares for general corporate purposes, which may include acquisitions of land, land development, home construction, capital expenditures, increasing its working capital, repayment of indebtedness and other related purposes. Neither the notes offering nor the offering of common shares will be conditioned upon consummation of the other.

The notes and the common shares are being offered pursuant to separate prospectus supplements to an effective shelf registration statement (including a prospectus) that became effective on September 30, 2011. Each preliminary prospectus supplement has been filed with the Securities and Exchange Commission (the “SEC”) and is available on the SEC’s website www.sec.gov. Alternatively, printed copies of each preliminary prospectus supplement (and the accompanying prospectus) may be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions at 1155 Long Island Avenue, Edgewood, New York 11717 or toll free at (866) 803-9204, or Citigroup, Brooklyn Army Terminal, 140 58th Street, Brooklyn, New York 11220 or toll free at (800) 831-9146.

This press release is not an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any offer, solicitation or sale of such securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About M/I Homes, Inc.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 81,500 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes, Tristone Homes and Triumph Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Chicago, Illinois; Indianapolis, Indiana; Tampa and Orlando, Florida; Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the exchange offer prospectus and the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. There can be no assurance that the Company will complete the exchange offer on the terms currently described in the prospectus or at all. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact Information

M/I Homes, Inc.

Phillip G. Creek, Executive Vice President, Chief Financial Officer, (614) 418-8011

Ann Marie W. Hunker, Vice President, Corporate Controller, (614) 418-8225

Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227